NEWS RELEASE

EXHIBIT 99.1

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

CONTACT:

Superior Uniform Group, Inc.

Andrew D. Demott, Jr., CFO For Immediate Release

(727) 803-7135

Superior Uniform Group Announces Change to Chairmanship

Seminole, Florida – June 21, 2012 – Superior Uniform Group, Inc., (NASDAQ: SGC), today announced that Chairman Gerald M. Benstock notified the Company that he will be stepping down from his position as Chairman of the Board after 62 years of service to the Company effective June 30, 2012, and will continue to serve as a director for the remainder of his term. Mr. Benstock does not intend to stand for re-election to the Board at the next Annual Meeting of Shareholders.

Mr. Sidney Kirschner will serve as Chairman and will assume the duties previously held by Gerald Benstock as Chairman. Kirschner has been an Independent Director of Superior Uniform Group, Inc. since September 1996 and the Lead Independent Director since May 2, 2008, and is well suited to assume the role of Chairman. Kirschner’s accomplishments include his current and former roles as Executive Vice President of Piedmont Healthcare, President and CEO of Piedmont Health Institute, Chairman and CEO of Northside Hospital, Inc., and Chairman, President and CEO of National Service Industries, Inc.

The Company expects a seamless transition and believes operations will remain unaffected during this period.

“The Company thanks my father for his decades of leadership and dedication, and wishes him the best in the next chapter of his life. His efforts have positioned the Company well, and I look forward to continuing to guide the Company in the coming years,” said Michael Benstock, Chief Executive Officer.

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in

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innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media™.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.